                                                                     EXHIBIT 4.3

                                                No._____________________________

                                                ________________________________
                                              Name of Offeree

                   CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                            CASH TECHNOLOGIES, INC.



                                Total Offering
                         $3,000,000 - 60 Unit Maximum



       Up to 60 Units, each Unit consisting of (i) a Secured Convertible Promissory Note in the principal amount of $50,000, bearing interest at the rate of 10% per annum; and (ii) Series B Redeemable Warrants to purchase
     5,000 shares of common stock at an exercise price of $13.00 per share

                       Offering Price: $50,000 per Unit



 THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF
    THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" INCLUDED IN THIS MEMORANDUM



  THE SECURITIES ARE BEING OFFERED WITHOUT REGISTRATION IN RELIANCE ON SECTION 4(2) OF THE SECURITIES ACT OF 1933 AND/OR REGULATION D PROMULGATED THEREUNDER.
  THIS MEMORANDUM HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED, NOR HAS THE ACCURACY OR ADEQUACY OF THE INFORMATION SET FORTH HEREIN BEEN PASSED UPON, BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     Placement Agent:
                           GunnAllen Financial, Inc.
               THE DATE OF THIS MEMORANDUM IS DECEMBER 23, 1999

                            CASH TECHNOLOGIES, INC.

  Up to 60 Units, each Unit consisting of (i) a Secured Convertible Promissory
Note in the principal amount of $50,000, bearing interest at the rate of 10% per annum; and (ii) Series B Redeemable Warrants to purchase 5,000 shares of Common
                 Stock at an exercise price of $13.00 per share

     Our company, Cash Technologies, Inc., is offering for sale to accredited investors (as defined in Regulation D promulgated by the Securities and Exchange Commission ("SEC")) up to 60 units (the "Units"), each Unit consisting of (i) a Secured Convertible Promissory Note in the principal amount of $50,000, due and payable on July 31, 2001 (the "Maturity Date") and (ii) Series B Redeemable Warrants to purchase 5,000 shares of common stock at an exercise price of $13.00 per share which shall be exercisable until August, 2002. GunnAllen Financial, Inc. (the "Placement Agent") has agreed to act as exclusive placement agent for the sale of the Units. Each Unit will be offered at a price of $50,000.
Partial Units may be offered and sold at the discretion of the Placement Agent. The offering price, terms of the Offering and exercise price of the warrants have been determined by negotiation between our company and the Placement Agent and do not necessarily bear any relationship to the assets, book value or potential earnings of our company or any other recognized criteria of value.
Our company reserves the right, in its sole and absolute discretion, to reduce or reject any subscription.

     The Company's Common Stock is listed on the SmallCap market of the Nasdaq Stock Market and traded over the counter under the symbol "CHNG", and on December 20, 1999, the bid and ask prices of the Common Stock were $14 1/16 and $14 7/16, respectively. The closing price was $14 1/4.

     The Units are being offered on a "best efforts-any or all" basis by the Placement Agent. All proceeds received from subscribers will be forwarded by the Placement Agent to our company which shall deposit the proceeds in a segregated bank account. There is no minimum number of Units required to be accepted before a closing may occur and our company and the Placement Agent may close on subscriptions as they are tendered and accepted and upon receipt of good funds. Prospective investors will not know whether all or a portion of the Units offered hereby are subscribed for. This offering shall terminate upon the earlier of (i) the sale of all of the Units or (ii) February 1, 2000 (unless extended by us and Placement Agent for an additional 30 days).

     THE UNITS ARE BEING OFFERED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) AND/OR 3(b) OF THE SECURITIES ACT AND REGULATION D PROMULGATED THEREUNDER. THIS MEMORANDUM HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED, NOR HAS THE ACCURACY OR ADEQUACY OF THE INFORMATION SET FORTH HEREIN BEEN PASSED UPON, BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES ADMINISTRATOR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=======================================================================================================================
                                                                      Placement Agent      Proceeds to Company(2)
                                              Price to Investors      Fee(1)
-----------------------------------------------------------------------------------------------------------------------
Per Unit                                                 $   50,000              $  5,000                $   45,000
-----------------------------------------------------------------------------------------------------------------------
Maximum Offering(3)                                      $3,000,000              $300,000                $2,700,000
=======================================================================================================================

________________________
footnotes on next page

(1) GunnAllen Financial, Inc. has agreed to act as placement agent for our company, for a placement agent fee in the amount of $5,000 (10%) per Unit. In addition, our company has agreed to reimburse the Placement Agent for its expenses incurred in connection with this offering. Our company has also agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act.

(2) Before deducting expenses of this offering, estimated at approximately $45,000 (not including sales commissions).

(3)    Assumes the sale of all 60 Units offered hereby.

     CERTAIN OF THE INFORMATION CONTAINED IN THIS MEMORANDUM IS CONFIDENTIAL AND PROPRIETARY TO OUR COMPANY AND IS BEING SUBMITTED TO PROSPECTIVE ACCREDITED INVESTORS SOLELY FOR SUCH INVESTORS' CONFIDENTIAL USE WITH THE EXPRESS UNDERSTANDING THAT, WITHOUT PRIOR EXPRESS PERMISSION OF OUR COMPANY, SUCH PERSONS WILL NOT RELEASE THIS DOCUMENT OR DISCUSS THE INFORMATION CONTAINED HEREIN OR MAKE REPRODUCTIONS OF OR USE THIS MEMORANDUM FOR ANY PURPOSE OTHER THAN EVALUATING A POTENTIAL INVESTMENT IN THE UNITS. THIS MEMORANDUM MAY NOT BE REPRODUCED, IN WHOLE OR IN PART, AND IT IS ACCEPTED WITH THE UNDERSTANDING THAT IT WILL BE RETURNED IF THE RECIPIENT DOES NOT PURCHASE THE SECURITIES OFFERED HEREBY.

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     THIS OFFERING IS SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION BY OUR COMPANY WITHOUT NOTICE. OUR COMPANY AND THE PLACEMENT AGENT RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART FOR ANY REASON OR TO ALLOT TO ANY SUBSCRIBER LESS THAN THE NUMBER OF UNITS SUBSCRIBED FOR.

     THIS MEMORANDUM SHOULD BE READ IN CONJUNCTION WITH THE EXHIBITS ATTACHED HERETO.

     OFFICERS, DIRECTORS AND STOCKHOLDERS OF OUR COMPANY AND THE PLACEMENT AGENT AND THEIR AFFILIATES MAY PURCHASE UNITS PURSUANT TO THIS OFFERING.

     EACH PROSPECTIVE INVESTOR MAY MAKE INQUIRIES OF OUR COMPANY WITH RESPECT TO OUR COMPANY'S BUSINESS OR ANY OTHER MATTERS RELATING TO OUR COMPANY AND AN INVESTMENT IN THE SECURITIES THEREOF, AND MAY OBTAIN ANY ADDITIONAL INFORMATION WHICH SUCH PROSPECTIVE INVESTOR DEEMS TO BE NECESSARY IN CONNECTION WITH MAKING AN INVESTMENT DECISION IN ORDER TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THIS MEMORANDUM (TO THE EXTENT THAT OUR COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE). IN CONNECTION WITH SUCH INQUIRY, ANY DOCUMENTS WHICH ANY PROSPECTIVE INVESTOR WISHES TO REVIEW WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING OR PROVIDED, UPON REQUEST, SUBJECT TO THE PROSPECTIVE INVESTOR'S AGREEMENT TO MAINTAIN SUCH INFORMATION IN CONFIDENCE AND TO RETURN THE SAME TO OUR COMPANY IF THE RECIPIENT DOES NOT PURCHASE THE SECURITIES OFFERED HEREUNDER. ANY SUCH INQUIRIES OR REQUESTS FOR ADDITIONAL INFORMATION OR DOCUMENTS SHOULD BE MADE IN WRITING TO OUR COMPANY, ADDRESSED AS FOLLOWS: CASH TECHNOLOGIES, INC., 1434 WEST 11TH STREET, LOS ANGELES, CA 90015, ATTN: BRUCE KORMAN, CHAIRMAN & CHIEF EXECUTIVE OFFICER.

     NO PERSON, OTHER THAN AS PROVIDED FOR HEREIN, HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS MEMORANDUM IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY.

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY

                                      III

ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO.

     THE PLACEMENT AGENT HAS CONDUCTED ONLY A LIMITED INVESTIGATION WITH RESPECT TO THE INFORMATION CONTAINED IN THIS MEMORANDUM. THE PLACEMENT AGENT MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS MEMORANDUM.

     THIS OFFERING IS MADE, AND SALES OF UNITS WILL BE MADE, ONLY TO PURCHASERS WHO QUALIFY AS "ACCREDITED INVESTORS" UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT.

     PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM AS LEGAL, INVESTMENT OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR ADVISORS AS TO LEGAL, INVESTMENT, TAX AND RELATED MATTERS CONCERNING AN INVESTMENT BY SUCH PROSPECTIVE INVESTORS IN OUR COMPANY.

     THE STATEMENTS CONTAINED HEREIN ARE BASED ON INFORMATION BELIEVED BY OUR COMPANY TO BE RELIABLE. NO WARRANTY CAN BE MADE AS TO THE ACCURACY OF SUCH INFORMATION OR THAT CIRCUMSTANCES HAVE NOT CHANGED SINCE THE DATE SUCH INFORMATION WAS SUPPLIED. THIS MEMORANDUM CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF DOCUMENTS RELATING TO THE PURCHASE OF UNITS, AS WELL AS SUMMARIES OF VARIOUS PROVISIONS OF RELEVANT STATUTES AND REGULATIONS. SUCH SUMMARIES DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE TEXTS OF THE ORIGINAL DOCUMENTS, STATUTES AND REGULATIONS, WHICH ARE AVAILABLE UPON REQUEST.

     IT IS THE RESPONSIBILITY OF PROSPECTIVE INVESTORS WISHING TO PURCHASE THE UNITS TO SATISFY THEMSELVES AS TO THE FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

                                      IV

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This memorandum includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included in this memorandum that address future activities, events, or developments, including such things as future revenues, potential market, product and technology development, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our company's business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by our company in light of its experience and its assessment of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results will conform to our company's expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties discussed in this memorandum; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by our company; competitive actions by other companies; litigation affecting our company and its industry; changes in laws or government regulations; and other factors, many of which are beyond the control of our company. Consequently, all of the forward-looking statements made in this memorandum are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by our company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or its business or operations.

     Our company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission") under SEC File No. 000-24569. Reports, proxy and information statements and other information filed by our company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604.

                                       V

                         PRIVATE PLACEMENT PROCEDURES

     Our company has retained GunnAllen Financial, Inc. to act as its exclusive placement agent in connection with arranging the private placement of the Units offered hereby. GunnAllen Financial, Inc. has agreed, as agent for our company, to offer the Units on a "best efforts, any or all" basis. The Units are being offered only to accredited investors. Our company reserves the right to approve or disapprove each investor. See "Plan of Distribution" and "Investor Suitability Requirements."

     Our company undertakes to make available to every investor, during the course of this offering, and prior to sale, the opportunity to ask questions of and receive answers from our company concerning the terms and conditions of this offering and to obtain any appropriate additional information (i) necessary to verify the accuracy of the information contained in this memorandum or any other document given, or to any statement made by our company or any person acting on its behalf, to any prospective investor or (ii) for any other purpose relevant to a prospective investment in the Units offered hereby, to the extent our company possesses such information or can acquire it without unreasonable effort or expense.

     All communications or inquiries relating to this offering should be directed to:



                                             GunnAllen Financial, Inc.
                                             1715 North Westshore Blvd.
                                                     Suite 700
                                                  Tampa, FL  33607
                 Attn:  Howard Davis                     or                      Attn:  Rick Frueh
             Telephone:  (818) 226-3986                                      Telephone:  (800) 713-3740
                Fax:  (818) 713-0431                                            Fax:  (813) 282-1275

                                      VI

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET                                                            1

RISK FACTORS                                                                  8

DESCRIPTION OF SECURITIES                                                    15

SUMMARY FINANCIAL DATA                                                       19

THE COMPANY                                                                  20

PLAN OF DISTRIBUTION                                                         23

INVESTOR SUITABILITY REQUIREMENTS                                            25

ACCESS TO INFORMATION                                                        26

REPORTS TO SHAREHOLDERS
25

EXHIBIT A -  FORM 10KSB FOR THE FISCAL YEAR ENDED MAY 31, 1999 AND FORM 10QSB
             FOR THE FISCAL QUARTER ENDED AUGUST 31, 1999.

EXHIBIT B -  FORM OF SUBSCRIPTION AGREEMENT AND CONFIDENTIAL PURCHASER
             QUESTIONNAIRE

EXHIBIT C -  FORM OF SECURED PROMISSORY NOTE

EXHIBIT D -  FORM OF SERIES B REDEEMABLE WARRANT

EXHIBIT E -  FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT F -  FORM OF SECURITY AGREEMENT

                                      VII

                               SUMMARY TERM SHEET

The following information is qualified in its entirety by reference to the more detailed information appearing elsewhere in this memorandum, including in the exhibits attached hereto. Each prospective investor is urged to read this memorandum in its entirety. In particular, you should consider the disclosures concerning our company, and the risks associated with investment in our company, described in the Form 10KSB for the fiscal year ended May 31, 1999 and Form 10QSB for the quarter ended August 31, 1999 ( together sometimes referred to as the "SEC Reports") as filed with the SEC included as Exhibit A to this memorandum as well as other reports filed by our company with the SEC from time to time.

Business of the Company

                       Cash Technologies, Inc., was incorporated in Delaware in 1995 and operates through its wholly-owned subsidiaries, National Cash Processors, Inc., a Delaware corporation, incorporated in May, 1994, which became a subsidiary of the Company in January, 1996, CoinBank Automated Systems, Inc., a Delaware corporation, incorporated in November, 1995, and CoinBank Automation Handels GmbH, Salzburg, Austria. While the Company has, in recent years, expanded its operations into other technologies, it began and continues to do business as a cash and coin processor through its National Cash Processors, Inc. subsidiary.
                       In 1996, the Company began its development of an enhanced version of an automated teller machine which was designated the ATM-X. The ATM-X was designed to provide a range of services not typically offered by ATM machines, such as electronic bill payment, instant activated phone cards, event ticketing and others. In December of 1997, the Company filed a patent application describing its transaction processing and networking technologies. The technology, which was later named EMMA (E-commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card (point-of-sale) networks with non-bank networks on the Internet.

Securities Being Offered

                       Up to 60 Units, each Unit consisting of (i) a secured convertible promissory note in the principal amount of $50,000 (each, a "Note"); (ii) Series B Redeemable Warrants (the "Warrants") to purchase 5,000 shares of common stock (the "Warrant Shares" and together with the Notes and Warrants, the "Securities"). Forms of the Note and the Warrants are attached to this memorandum as Exhibits D and E.

Purchase Price
                       $50,000 per Unit. Partial Units may be offered and sold at the discretion of the Placement Agent.


Security

                       The Notes will be secured by a security interest in all of the assets of Cash Technologies and its subsidiaries. A form of the security agreement is attached to this memorandum as Exhibit G.


Notes:

     Interest


                       10% per annum. The interest rate is subject to adjustment in the event of a payment default, as described below. Interest is payable quarterly commencing March 31, 2000.

     Maturity

                       The Notes mature on  July 31, 2001.


     Conversion Rights

                       The Notes are convertible at anytime after the date of issue by the holder into shares of Common Stock of our company at the conversion price of $9.50 per share. The number of shares to be received is determined by dividing the principal amount of the Note by $9.50.

     Registration Rights

                       Our company has agreed to grant to the purchasers of the Units certain "piggyback" and "demand" registration rights relating to the Note Shares. See the form of registration rights agreement attached to this memorandum as Exhibit F.

     Prepayment
                       The Notes are subject to prepayment, in whole or in part, at the option of our company, at any time without premium or penalty.

     Default Provisions

                       In the event the Notes are not paid in full when due, interest shall accrue on the unpaid amount from the initial date of nonpayment to the date of payment at the lesser of 18% per annum or the maximum rate permitted by applicable law.

     Note Holders'
     Agent

                       Each purchaser of the Units will be deemed to have designated GunnAllen Financial, Inc. as agent of the holders of the Notes with exclusive authority to exercise any of the rights and powers granted to the holders of the Notes under the Security Agreement.

Series B Redeemable Warrants:


     Exercise
                       The Series B Redeemable Warrants will be exercisable until August 2002 at a price of $13.00 per Warrant Share.

     Registration Rights



     Redemption


                       Our company has agreed to grant to the purchasers of the Units certain "piggyback" and "demand" registration rights relating to the Warrant Shares. See the form of registration rights agreement attached to this memorandum as Exhibit F.

                       In the event there is an effective registration statement covering the resale of the Warrant Shares, our company may, on not less than 20 days prior written notice, redeem the Warrants at a price of $.01 per Warrant provided that the last sale price of our company's common stock as reported by the principal securities exchange on which the common stock is listed or admitted to trading has averaged at least $18.00 per share for the 20 consecutive trading days ending at least five days prior to the date on which notice is given.

  Common Stock Outstanding Upon Completion of this Offering


The authorized capitalization of our company is 20,000,000 shares of common stock par value $.01 per share, of which 3,448,650 are issued and outstanding and 1,000,000 shares of preferred stock, par value $.01 per share, of which 525,000 shares have been designated Series A 8% Cumulative Convertible Preferred Stock and 118,125 are issued and outstanding. Assuming that the maximum number of Units offered hereby are sold, upon completion of this offering, our company's issued and outstanding common stock and preferred stock will not change. If all of the Notes are converted into Common Stock at the conversion price of $9.50, there will be issued and aggregate of 315,789 shares of Common Stock. In addition, if all of the Warranties are exercised, there will be issued an additional 300,000 shares of Common Stock.


Use of Proceeds

If the maximum number of Units offered hereby are sold, our company will receive net proceeds of approximately $2,660,000, after deduction of Placement Agent fees and all other estimated fees and expenses of this offering. Our company intends to use the net proceeds primarily for further development and marketing of the EMMA and ATM-X technology, repayment of $500,000 of debt owed to the Placement Agent and the balance for working capital and general corporate purposes. In the event that less than all of the Units offered hereby are sold, our company will have less resources available for the purpose described above.

Placement Agent

GunnAllen Financial, Inc. is acting as Placement Agent in connection with this offering and will receive a commission of 10% of the gross proceeds from the sale of the Units offered hereby, as well as reimbursement of its expenses relating to this offering.

Investor
Representative


GunnAllen Financial, Inc. shall be designated as the representative of the purchasers in this offering and shall serve as their attorney in fact and representative in respect of any matters relating to this offering, including the waiver of any requirement or amendment of any provision of the documents relating to this offering, whether pursuant to the requirements of a securities exchange or otherwise.

  Restrictions on Transferability


Neither the Notes offered hereunder nor the Warrants or Warrant Shares have been registered under the Securities Act or any state securities laws and these securities may not be offered for sale or resold or otherwise transferred unless they are registered under the Securities Act or an applicable exemption from registration is available.

Sales to Investors

The offering of the Units has not been registered under the Securities Act. The Units are being offered in reliance upon the exemption under Sections 4(2) and/or 3(b) of the Securities Act and/or the provisions of Regulation D promulgated thereunder. Sales of the Units will be made only to "accredited investors" as such term is defined in Rule 501 (a) of Regulation D under the Securities Act. See "Investor Suitability Requirements."

Risk Factors

The securities offered hereby are highly speculative and involve a high degree of risk and, therefore, should not be purchased by investors who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the factors set forth under "Risk Factors," as well as the other information contained in this memorandum, including the SEC Reports included as Exhibit A to this memorandum, before subscribing for any of the Units.

                                  RISK FACTORS

     The securities offered hereby are highly speculative and involve a high degree of risk and therefore should not be purchased by anyone who cannot afford a loss of his entire investment. Prior to making an investment in our company, prospective investors should carefully review and consider the following risks and the risks described in the SEC Reports included as Exhibit A to this memorandum. Certain cross references stated below are to the SEC Reports and occur, among other places, in the sections headed "Summary Financial Data," "Use of Proceeds," "Selected Financial Data" and "Business."

     Continuing Need for Additional Financing. Our capital requirements have been and will continue to be significant. The net proceeds of the sale of the Units in this offering, together with our available cash, are expected to continue to fund our projected operations through March, 2000. This offering is being made on an "any or all" basis, which provides us with the sole discretion to close on and take control of any amount of subscription proceeds then present in our account established for such purpose. We cannot assure you that we will be able to raise the maximum net proceeds of this offering. In that case, we may close on and accept subscription proceeds which are, in the aggregate, less than the maximum aggregate proceeds being sought. These proceeds may be insufficient to fund our operations through March, 2000, requiring us to seek additional financing. If we are unable to attain positive cash flow thereafter, we will be required to seek additional debt or equity financing to fund the costs of our operations. We cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing when needed, we may be required to curtail our marketing and production plans and possibly cease operations.

     Historical Losses; Significant Capital Requirements; Accountants' Going
Concern Opinion.   At The Company has incurred losses since its inception. For the years ended May 31 1999, 1998 and 1997 the Company sustained net losses of
$5,711,964, $2,727,145 and $1,547,805, respectively.   At May 31, 1999 we had
stockholders' equity of $435,494 and an accumulated deficit of $11,288,173. In its report accompanying our audited financial statements for the fiscal year ended May 31, 1999, our independent auditors included an explanatory paragraph regarding our ability to continue as a going concern. At August 30, 1999 the Company reported a loss of approximately $1,540,501 for the three months ended August 30, 1999. The Company's capital requirements have been and will continue to be significant, and its cash requirements have exceeded cash flow from operations since inception. As a result, the Company has been substantially dependent on loans from stockholders, short-term borrowings, the initial public offering in July 1998, and private placements of its debt and equity securities to satisfy its working capital requirements. The Company will be dependent upon the proceeds of this offering to fund development of the ATM-X machines and Emma technology, a portion of its short-term working capital requirements, to fund certain marketing activities and to continue implementing its expansion strategy, including potential acquisitions. Although the Company believes, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of this Offering, together with anticipated revenues from operations, will be sufficient to fund the Company's operations and working capital requirements for only 3-4 months, the Company could be required to seek additional financing sooner than currently anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements." Need for Substantial Additional Financing; No
Assurance of Additional Personal Guarantees of Corporate Debt by Officers. In the event that the Company's plans or assumptions relating to its operations change or prove to be inaccurate, or if the net proceeds of this Offering together with revenues generated from operations otherwise prove to be insufficient (due to, among other things, unanticipated expenses, increased competition, unfavorable general economic conditions, decreased demand for coin processing services, inability to successfully market CoinBank(R) machines or the ATM-XTM, or other unforeseen circumstances), the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or sources of, additional financing. There can be no assurance that additional financing from any source will be available to the Company when needed, on commercially reasonable terms, or at all. To the extent that the Company obtains additional financing through the issuance of additional equity securities, any such issuance may involve substantial dilution to the Company's then-existing stockholders, including subscribers in this Offering. Additionally, to the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed will have a material adverse effect on the Company that could require the Company to significantly curtail or possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then-existing stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and "Financial
Statements."

     Uncertainty of Market Acceptance.   In marketing its services, the Company
is attempting to change the traditional methods, such as in-house processing or bank processing, by which holders dispose of large quantities of loose coin and currency. Demand for and market acceptance of CoinBank(R) and ATM-X machines are subject to a high level of uncertainty. To date the Company has installed only a limited numbers of CoinBank(R) machines. To date, no ATM-X machines have been installed for public use and are not yet commercially available. There can be no assurance that the results of the use of CoinBank(R) and ATM-X machines when deployed will be well-received or that prior results will be indicative of future market acceptance of the Company's products or services. Commercial establishments and individuals may elect to utilize other methods which they believe to be less costly or possess other advantages over CoinBank(R) and ATM-X machines. Achieving market acceptance for CoinBank(R) and ATM-X machines will require substantial marketing efforts and the expenditure of a significant amount of funds to inform both banks and retail locations which may serve as installation sites for CoinBank(R) and ATM-X machines and their account holders and patrons of the perceived benefits and cost advantages of CoinBank(R) and ATM-X machines.

     Demand for and market acceptance of the Company's coin and currency processing services are also subject to a high level of uncertainty. Commercial establishments and individuals may elect to utilize other methods which they believe to be less costly or possess other advantages over the Company's coin processing services, including establishing their own coin counting and processing operations, or otherwise refraining from seeking to dispose of excess coin. Achieving market acceptance for the Company's coin processing services will also require the expenditure of significant funds to inform businesses of the perceived benefits and cost advantages of the Company's coin processing services over traditional coin processing methods. See ''Business--Market Overview" and "Business--CoinBank(R) Machines."

     Limited Marketing Capabilities.   Since inception, the Company has
conducted only limited marketing activities and currently has limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. The Company will utilize a portion of the proceeds of this Offering to expand marketing and promotion of ATM-X and CoinBank(R) machines and the Company's coin and currency processing services. The Company's marketing plans may be subject to change as a result of a number of factors, including changes in market conditions, the nature of the marketing requested or provided by the establishments where ATM-X and CoinBank(R) machines are installed in the future and other factors. There can be no assurance that the Company's efforts will result in significant initial or continued market acceptance, that emerging markets for ATM-X and CoinBank(R) machines and the Company's coin and currency processing services will not be limited, or that the Company will succeed in positioning ATM-X and CoinBank(R) machines and the Company's services as a preferred method of disposing of large amounts of coin and currency. See "Business--Marketing."

     Security Risks; Potential Uninsured Losses.   The Company's coin-processing
operations are substantially dependent upon maintaining the security of the inventories of coin and currency transported to the Company's coin processing facility and held on the Company's premises. Although the Company believes that it has in place adequate security systems and procedures to safeguard the coin and currency processed at its coin processing facility, there can be no assurance that the Company's systems and procedures will be sufficient to ensure against theft, embezzlement or other losses. The Company has recently obtained insurance for off-site theft of coin from and damages to its CoinBank(R) machines. The Company maintains insurance against losses, including those due to theft or embezzlement by independent contractors or the Company's employees, up to an aggregate amount of $5,000,000. However, there can be no assurance that such insurance will provide the Company with an adequate level of coverage in the event of any loss, or that it can be renewed or increased in the future as needed, on commercially reasonable terms or at all. Moreover, the Company may experience an unanticipated loss not covered by such insurance. Partially or completely uninsured losses, if of sufficient magnitude, could have a material adverse effect on the Company's business and results of operations. See "Business--Security."

     Technological Factors; Uncertainty of Product Development.   As of November
30, 1999, the Company had installed a limited number of CoinBank(R) machines at locations in California, New England and Europe. Although the CoinBank(R) machines have performed reliably to date at their current installations, there can be no assurance that, upon widespread commercial use, CoinBank(R) machines will satisfactorily perform all of the intended functions or that it will prove reliable in extensive utilization. Software and other technologies that are incorporated into CoinBank(R) machines are complex and may contain errors which will only become apparent subsequent to widespread commercial use. Remedying such errors could require the expenditure of a substantial amount of money and could also result in significant delays in installing additional CoinBank(R) machines or result in periods in which previously installed CoinBank(R) machines are inoperative, any of which could have a material adverse effect on the Company. The Company anticipates that it will continue to seek to upgrade and enhance both the hardware and software components of CoinBank(R) machines. Such upgrading and enhancement efforts remain subject to the risks inherent in new product development, including unanticipated technical or other problems which could result in material delays in product commercialization or significantly increased costs. There can be no assurance that development of enhanced CoinBank(R) machines, if necessary, will be completed successfully, that unanticipated technical or other problems will not occur that would result in increased costs or material delays in development or commercialization of CoinBank(R) machines, or that CoinBank(R) machines will achieve widespread commercial acceptance. There can also be no assurance that the Company's ATM-XTM machines will perform satisfactorily all of its intended functions or will prove to be reliable in extensive utilization. See "Business-- Proposed Products."

     Dependence on Independent Contractors.   The Company has been and will
continue to be substantially dependent on arrangements with one or more independent contractors for the installation and servicing of CoinBank(R) machines and the collection and delivery of collected coins from CoinBank(R) machines to the Company's processing facility. The Company currently utilizes independent contractors to handle servicing and collections from CoinBank(R) machines. The Company is substantially dependent on the ability of the independent contractors it hires to dedicate sufficient personnel to service the Company. There can be no assurance that any contractor that the Company utilizes or may utilize will have sufficient capacity to satisfy the Company's CoinBank(R) machine servicing requirements during any period of sustained demand. The loss of services of independent contractors could disrupt the Company's business. Moreover, failure or delays by independent contractors in collecting from and servicing CoinBank(R) machines could have a material adverse effect on the Company. See "Business--CoinBank(R) Machines."

     Dependence on Third-Party Manufacturers and Third-Party Technology.   The
Company assembles CoinBank(R) machines using components supplied by third-party manufacturers. Similarly, the ATM-X machines will be assembled using third party supplied components. As a result, the Company is dependent on these manufacturers for the production of these components. The Company currently purchases most of its requirements of specially designed or modified components from single source suppliers. Although the Company believes that alternative sources for these components are available, failure or delay by any manufacturer in providing components to the Company could result in interruptions in the Company's ability to continue to assemble and install CoinBank(R) machines and have a material adverse effect on the Company's operations. Geld manufactures certain coin counting equipment used in CoinBank(R) machines. Pursuant to licensing and manufacturing services and distribution agreements with Geld, the Company has the exclusive world-wide right (except for sales to certain Austrian financial institutions) to use the technology which is incorporated in the equipment manufactured by this supplier. The present agreements require the Company to make certain minimum purchases of the equipment. Failure to satisfy such minimum purchase requirements could result in the termination of the Company's agreement with such manufacturer, which would likely lead to the termination of the Company's exclusivity with respect to such technology, which would have a material adverse effect on the Company. As discussed elsewhere in this Memorandum, the Company has entered into a letter of intent to acquire Geld. See "Business--Assembly and Supply of CoinBank(R) Machines." See "Management Discussion and Analysis of Financial Conditions and Results of Operations."

     Limited Customer Base. The Company continues to sell most of the coin and currency it processes to a limited number of entities. The Company generally does not enter into long-term written agreements with any customers with respect to the processing, acquisition or sale of coin and currency and does not anticipate entering into written contracts for coin purchases or sales with future customers. The loss of present or any future significant customers, for any reason, in the absence of significant additional customers or contracts, could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to lessen its dependence on a limited number of customers for a substantial portion of its revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Uncertainty of Proposed Expansion.   To date, the Company has generally
been dependent on processing coins and currency purchased directly from third parties (other than through CoinBank(R) machines) to generate substantially all of its revenues. The Company intends to increase its current level of operations, with an emphasis on marketing ATM-X and CoinBank(R) machines. The Company has achieved limited growth to date, and there can be no assurance that the Company will be able to successfully expand its operations. Expansion of the Company's operations will be largely dependent upon the Company's ability to successfully assemble and install ATM-X machines; hire and retain skilled technical, marketing and other personnel; establish and maintain satisfactory relationships with banks and retail businesses; and achieve significant market acceptance for the use of ATM-X machines and the Company's coin processing services. There can be no assurance that the Company will be able to successfully implement its business plan or that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in its implementation. The Company's prospects could be adversely affected by a decline in the economic prospects of particular individual or commercial customers or segments of coin-intensive markets, which could result in reduction or deferral of requirements for coin processing services or the use of ATM-X machines by prospective customers. There can be no assurance that the Company will be able to achieve significant market acceptance of ATM-X machines or the Company's coin processing services, achieve significant penetration in new geographic markets or successfully expand its operations. See "Business--CoinBank(R) Machines."

     Competition; Technological Obsolescence.   The coin processing industry is
characterized by intense competition and the Company competes primarily with banks (which typically utilize the services of armored car carriers for their coin and currency processing), most of which possess substantially greater financial, personnel, marketing and other resources than the Company. With respect to CoinBank(R) machines, the Company is aware of one other company that offers self-service coin counting and processing services through the use of coin counting machines. To the Company's knowledge, unlike the Company, which has recently focused its efforts on selling CoinBank(R) machines, this competitor focuses its marketing efforts on installing its machines in supermarkets on a free placement basis. This competitor has installed a number of its machines in the Los Angeles area as well as in other areas of the United States, and, in some cases, such installations are near where the Company has installed or may seek to install and/or sell CoinBank(R) machines. There can be no assurance that potential users of CoinBank(R) machines will not prefer to utilize this competitor's machines, whether because of preference or perceived convenience of location or hours of service or otherwise, or that this competitor will not seek to sell its machines. Moreover, there can be no assurance that other companies are not developing or will not seek to develop functionally equivalent products or services for the disposal of large amounts of coins in the future. In addition, the Company's recently developed ATM-XTM will compete with existing automated teller machines and services offered by financial institutions and other companies that provide services similar to those offered by the ATM-XTM. Certain of the current competitors of the Company as well as potential competitors may have substantially greater financial, personnel, marketing and other resources than the Company. In addition, there are many companies in the coin processing industry that have the expertise and resources that may encourage them to develop and market products or services that compete with the Company or that could render the Company's products and services obsolete or less marketable. Moreover, with respect to the marketing of Coinbank(R) machines, potential customers may elect to establish their own facilities for counting and processing coins or utilize other methods which they believe to be less costly or possess other advantages over CoinBank(R) machines and the Company's coin processing services. There can be no assurance that the Company will be able to compete successfully. See "Business--Competition."

     Potential Adverse Effect of Changing Industry Trends.   Alternatives to the
use of coin and currency, such as checks, credit cards and wire transfer, debit cards, "smart" cards and other forms of electronic currency are increasing. Increasing use of these alternative forms of payment could reduce the frequency of circulation of coin and currency, resulting in decreased need for CoinBank(R) machines and the Company's coin processing services. The market for alternative forms of money transfer is characterized by frequent introduction of new products and services and is subject to changing consumer preferences and economic trends. There can be no assurance that the demand for methods of disposing of coin and currency will not decrease significantly or that other factors, over which the Company will have no control, will not have a material adverse effect on the Company's business and results of operations. See "Business--Competition."

     Geographic Concentration of Business; Changes in Economy.   To date, the
Company's operations have been concentrated primarily in the Southern California area. The Company's growth prospects will be largely dependent on its ability to achieve greater penetration in this market as well as significant penetration in new geographic markets. Although the Company intends to focus its efforts on expanding its operations for the foreseeable future, a substantial portion of the Company's revenues will be derived from its Southern California operations. Such geographic concentration increases the potential impact on the Company's results of operations of any regional economic downturn or catastrophic events. The Company's prospects could be adversely affected by unfavorable general economic conditions, including any downturns in the California or national economies, which could result in an unwillingness by consumers to pay cash processing fees or an increased interest in developing alternative methods of counting and sorting coins, including creating in-house processing facilities. See "Business."

     Risks Relating to International Installations and Sales. The Company is seeking to install additional CoinBank(R) machines outside of the United States. In addition, the Company is currently negotiating letters of intent and other arrangements to sell CoinBank(R) machines and related equipment to purchasers in various other countries, including several with developing or emerging economies. To the extent that the Company is able to expand its operations and sales outside of the United States, of which there can be no assurance, it will become subject to the risks associated with international operations and sales, including economic and political instability, currency fluctuations, credit risks, shipping delays, customs duties, export quotas, foreign government regulations and other trade restrictions, any of which could have a significant impact on the Company's ability to operate CoinBank(R) machines effectively outside of the United States or to deliver CoinBank(R) machines overseas to purchasers on a competitive and timely basis. See "Business--Possible International Sales of CoinBank(R) Machines."

     Uncertainty of Patent and Trademark Protection.   Although the Company has
recently filed applications with the U.S. Patent Office to obtain a patent on its CoinBank(R) counting and dispensing machine and with respect to its ATM-XTM, there can be no assurance that any patent will be granted, or that if granted, it will afford the Company any meaningful protection. The Company does not currently hold any patents with respect to any software or hardware used in its operations. The Company intends to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees to establish and protect the ideas, concepts and documentation of certain software developed by it and used primarily in its coin processing operations (the "Developed Software"). Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the Developed Software. Although the Company believes that its use of the Developed Software and other software used in its operations does not infringe upon the rights of others, there can be no assurance that the Company's use of the Developed Software or such other software does not and will not infringe upon the patents or intellectual property rights of others. In the event of infringement, the Company could, under certain circumstances, be required to obtain a license or modify aspects of the Developed Software or such other software or refrain from using such software. There can be no assurance that the Company will have the necessary financial resources to defend any infringement claim made against it or to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. Moreover, if the Developed Software or any other software or hardware used in the Company's business is deemed to infringe upon the rights of others, the Company could, under certain circumstances, become liable for damages, which could have a material adverse effect on the Company. The Company received United States trademark registration for the "CoinBank(R)" name in September 1997. Although the Company is not aware of any claims of infringement or other challenges to the Company's rights to use this trademark, there can be no assurance that the Company's marks do not or will not infringe upon the proprietary rights of others or that the Company's marks would be upheld if challenged. See "Business--Proprietary Information."

     Potential Damage to CoinBank(R) Machines.   During the test marketing of
CoinBank(R) machines, customers have placed objects other than coins in CoinBank(R) machines, resulting in malfunctions or damage to CoinBank(R) machines. Although the Company has developed methods intended to reduce damage to CoinBank(R) machines, and although CoinBank(R) machines have experienced limited inoperability to date, there can be no assurance that activities of customers will not result in periods of inoperability, causing a material adverse effect on or significant fluctuations in the Company's operating results. See "Business--CoinBank(R) Machines."

     Dependence on Key Personnel; Need for Qualified Management Personnel.   The
success of the Company will be dependent on the efforts of certain key personnel of the Company, including Mr. Korman, its President and Chief Executive Officer. The Company has entered into a three-year employment agreement with Mr. Korman which will require Mr. Korman to devote not less than 40 hours per week of his business time to the business of the Company and provides for an initial annual base salary of $120,000 and base salaries of $150,000 and $180,000 in the second and third years, respectively. The loss of the services of Mr. Korman could have a material adverse effect on the Company's business and prospects. Mr. Korman also participates in other business endeavors which require a portion of his business time. Although Mr. Korman has advised the Company that his participation in outside business matters should not interfere with his performance of his duties as President and Chief Executive Officer of the Company, there can be no assurance that a conflict of interest will not arise with respect to the allocation of Mr. Korman's time or that such conflict would be resolved in favor of the Company. The success of the Company is also dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on the Company. See ''Management.''

     Control by Management.   Mr. Korman and Mr. Miller, and their respective
affiliates, beneficially own, in the aggregate, approximately 29.6% of the outstanding Common Stock, as a result, they are and will be in a position to act together to effectively control the Company, elect the Company's directors, cause an increase in the authorized capital or the dissolution, merger or sale of the assets of the Company, and generally direct the affairs of the Company. Additionally, except in certain limited circumstances, the holders of the Series A Preferred Stock have no voting rights. See "Management" and "Principal Stockholders."

     Limitations of Liability of Directors and Officers. The Company's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. In addition, the Company's By-Laws require the Company to indemnify any director, officer, employee or agent of the Company to the full extent permitted by Delaware law. As a result of such provisions in the Certificate of Incorporation and the By-Laws of the Company, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders. See "Management--Limitations of Liability and Indemnification."

     Shares Eligible for Future Sale. As of December 17, 1999, the Company had 3,488,665 shares of Common Stock outstanding, of which 1,707,750 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 1,780,750 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Pursuant to the provisions of Rule 144, all 1,780,750 of such shares are eligible for sale, pursuant to Rule 144. The holders of the 1,780,750 outstanding shares of Common Stock have, however, agreed not to sell such shares until July 9, 2000 without the prior written consent of the underwriters in the Company's initial public offering. The Company has granted certain demand and "piggy-back" registration rights to the holders of 450,000 shares of Common Stock and an option and warrants to acquire approximately an additional 425,000 additional shares of Common Stock and to the underwriters with respect to the securities issuable upon exercise of the underwriters' warrants. Additionally, the investors in our recently completed placement of Series A Preferred Stock and Series A Warrants have also been granted registration rights requiring us to register for resale the shares of Common Stock underlying the Series A Preferred Stock and Series A Warrants within the next approximately 145 days. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     Limited Transferability of Units; Lack of Public Trading Market. There is no public market for the Warrants or Notes. Accordingly, the right of any purchaser to sell, transfer, pledge or otherwise dispose of any of the securities offered hereby will be limited by the Securities Act and applicable state securities laws and the regulations promulgated thereunder. Moreover, the Notes are non-negotiable and, as such, are non-transferable, regardless of whether they are subsequently registered under the Securities Act. We cannot assure you that any registration statement covering the Warrant Shares will become effective. Purchasers of the Units must be aware of the long-term nature of their investment and be prepared to bear the economic risks of their investment for an indefinite period of time, since the securities cannot be sold unless they are subsequently registered or an exemption from registration is available.

     Investor Tax Liability Related to the Units. For Federal income tax purposes, the $50,000 purchase price of each Unit is required to be allocated between the Note and the Securities included therein in accordance with their relative fair market values. Our company has estimated that the amount allocable to each $50,000 Note will be approximately $49,000. Our company's allocation of the purchase price will be binding upon each purchaser of the Units, unless the purchaser explicitly discloses on a form attached to the purchaser's federal income tax return that its allocation is different from our company's allocation. We cannot assure you that the Internal Revenue Service will agree with our company's allocation. The excess (estimated by our company to be $1,000) of the principal amount payable upon maturity of the Note over the amount of the purchase price allocated to the Note for federal income tax purposes will be treated as "Original Issue Discount," under the Internal Revenue Code of 1986. Generally, investors must report the Original Issue Discount in their gross incomes ratably over the period of time that their Notes are held. Potential investors are strongly urged to consult with their own tax advisors prior to purchasing a Unit for the specific tax treatment applicable to them in connection with the purchase of a Unit.

     Arbitrary Offering Price of Units. The offering price of a Unit, the number of Securities included therein, the exercise price of the Warrants and the interest payable on, and principal amount of, the Note included therein have all been determined by negotiation between our company and the Placement Agent and are arbitrary in that they do not necessarily bear any relationship to the assets, book value or potential earnings of our company or any other recognized criteria of value.

     Possible Delisting of Securities from Nasdaq Stock Market; Risks Relating to Low Priced "Penny" Stocks. The Company's Common Stock is listed on Nasdaq SmallCap Market (Symbol "CHNG"). In order to continue to be listed on Nasdaq, however, the Company must, in addition to other requirements, maintain $2,000,000 in net tangible assets or market capitalization of $35,000,000. Nasdaq also receives the right to delist an entity in its discretion. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     Although the Company anticipates that the Common Stock will be continue to be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell their securities of the Company in the secondary market.

     Authorization and Discretionary Issuance of Preferred Stock.   The
Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 1,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. The establishment of a class of preferred stock other than the Series A Preferred Stock may adversely impact the rights of holders of the Series A Preferred Stock. The issuance of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. The Company has agreed not to issue any shares of Preferred Stock without the prior consent of the underwriters in its July 198 initial public offering until July, 2000 and for one year thereafter without the unanimous approval of the Board of Directors of the Company. See "Description of Securities."

     No Minimum Prior to Release of Funds. Pending the completion of this Offering, all funds delivered in connection with subscriptions for Units will be held in a non-interest bearing escrow account until a closing is scheduled with the Placement Agent or the termination of the offering period on February 1, 2000, subject to extension for an additional 30 days by the Company. There is no minimum amount of Units which must be sold prior to release of funds to us. Therefore, we may not receive a significant amount of investors funds prior to release of funds to us and the amount of funds so released may not satisfy our captital requirements. See "PLAN OF DISTRIBUTION."

     Arbitrary Determination of Offering Price. The composition of the Units, and the terms of the Notes and Warrants, was arbitrarily determined by the Company and may not bear any relationship to the assets, earnings or book value of the Company, the market value of the Company's Common Stock, or any other recognized criteria of value. See "Plan of Distribution."

     No Investors' Counsel. The Company has not retained any independent professionals to review or comment on this offering or otherwise protect the interests of the investors hereunder. Although the Company has retained its own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the securities offered hereby should not rely on the firm so retained with respect to any matters herein described.

                           DESCRIPTION OF SECURITIES

     Our company is offering pursuant to this memorandum up to 60 Units, with each Unit consisting of (i) a Secured Convertible Promissory Note in the principal amount of $50,000 convertible into Common Stock at a conversion price of $9.50 per share and (ii) Series B Redeemable Warrants to purchase an aggregate of 5,000 Warrant Shares at an exercise price of $13.00 per share. The principal terms and conditions pertaining to the Units, and to the Securities included in the Units, are summarized above under "Term Sheet." In addition, the terms of our company's Common Stock and other outstanding securities are summarized below. Such summaries, and other descriptions herein of such terms and conditions, do not purport to be complete and are qualified by reference to
(a) the form of Subscription Agreement and Questionnaire relating to this offering, a copy of which is attached hereto as Exhibit B, (b) the form of Note, a copy of which is attached hereto as Exhibit C, and the form of Security Agreement, a copy of which is attached hereto as Exhibit F, (c) the form of Warrant, a copy of which is attached hereto as Exhibit D, (d) the form of Registration Rights Agreement, a copy of which is attached hereto as Exhibit E, and (e) the certificate of incorporation and by-laws of our company, copies of which may be obtained from our company.

Common Stock

     Each share of Common Stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the Preferred Stockholders, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after the satisfaction of the liquidation preference of the Preferred Stockholders.

     Shareholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The Common Stock is not convertible or redeemable. Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emotive rights.

Preferred Stock

     The Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of the Preferred Stock will have such voting powers (including, if determined by the Board of Directors, no voting rights), preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

     Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

Series A Preferred Stock

     We completed a private offering of Series A Preferred Stock and Series A Warranties on November 30, 1999. See "Recent Events". In connection with the prior offering, we designated 525,000 shares of Preferred Stock as "Series A 8% Cumulative Convertible Redeemable Preferred Stock" ("Series A Preferred Stock"). There are 118,125 shares of Series A Preferred Stock issued and outstanding.
The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designation.

     Dividends. Subject to the limitations described below, holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, dividends in cash or Series A Preferred Stock, at the sole option of the Company, at an annual rate of $.76 per share, payable annually on June 30th, except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will be cumulative from the date of original issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on the tenth business day prior to the dividend payment. If the Company utilizes Dividend Warrants to pay any dividend, the value of the Dividend Warrants will be deemed to be $12.00 per Warrant.

     The Series A Preferred Stock will be junior to dividends to any series or class of the Company's stock hereafter issued which ranks senior as to dividends to the Series A Preferred Stock ("senior dividend stock"), and if at any time any dividend on senior dividend stock is in default, the Company may not pay any dividend on the Series A Preferred Stock until all accrued and unpaid dividends on the senior dividend stock for all prior periods and the current period are paid or declared and set aside for payment. No such senior dividend stock shall be issued without the approval of holders of a majority of the Series A Preferred Stock. See "Voting Rights." The Series A Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued 'which ranks junior as to dividends to the Series A Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in junior dividend stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any junior dividend stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of the Company's stock having parity with the Series A Preferred Stock as to dividends ("parity dividend stock"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Series A Preferred Stock and may not pay dividends on the Series A Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series A Preferred Stock or any parity dividend stock, all dividends declared on the Series A Preferred Stock and such parity dividend stock will be declared or made pro raga so that the amount of dividends declared per share on the Series A Preferred Stock and such parity dividends stock will bear the same ratio that accrued and unpaid dividends per share on the Series A Preferred Stock and such parity dividend stock bear to each other.

     The amount of dividends payable for the initial dividend period and for any period shorter than a full year dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series A Preferred Stock which may be in arrears.

     See "Redemption" below for information regarding restrictions on the Company's ability to redeem the Series A Preferred Stock when dividends on the Series A Preferred Stock are in arrears.

     Liquidation Rights. In case of the voluntary or involuntary liquidation. dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation price of $9.50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of the Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock. The holders of the shares of the Series A Preferred will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to the liquidation rights to the Series A Preferred Stock ("senior liquidation stock") has been paid in full. No such senior liquidation stock shall be issued without the approval of holders of a majority of the Series A Preferred Stock. See "Voting Rights." The holders of Series A Preferred Stock and all series or classes of the Company's stock hereafter issued 'which rank on a parity as to liquidation rights with the Series A Preferred Stock ("parity liquidation stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series A Preferred Stock. the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     Voting Rights. The holders of the Series A Preferred Stock will be entitled to no voting rights except with respect to (i) the establishment of another class of preferred stock with rights senior to the Series A Preferred Stock, (ii) any proposed changes in the rights of the Series A Preferred holders, or (iii) as required by Delaware law.

     Redemption at Option of Company. The Series A Preferred Stock is redeemable for cash, in whole or in part at any time at the option of the Company, at $9.50 per share, plus accrued and unpaid dividends to the redemption date.

     If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Series A Preferred Stock, it may not redeem any of the then outstanding shares of the Series A Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current semi-annual dividend have been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series A Preferred Stock to be redeemed at the address shown on the stock books of the Company. After the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price). Shares of Series A Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred Stock unless used to pay dividends on the then outstanding Series A Preferred Stock.

     Conversion Rights. The holders of Series A Preferred Stock will be entitled at any time to convert their shares of Series A Preferred Stock into one share of Common Stock (the "Conversion Shares"), except that, with respect to shares of Series A Preferred Stock which the Company has called for redemption, conversion rights will expire after the close of business on the redemption date. No payment or adjustment will be made in respect of dividends Series A Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series A Preferred Stock. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in the Certificate of Designation, of the Common Stock will be paid.

     The conversion rate of the Series A Preferred Stock is subject to adjustment in certain circumstances, including the payment of a stock dividend on shares of the Common Stock, combinations and subdivisions of the Common Stock, certain reclassifications of the Common Stock, and certain cash dividends and distributions of evidences of indebtedness or assets to holders of certain of the Company's capital stock. No adjustment in the conversion rate is required unless it would result in at least a 1% increase of decrease in the conversion rate; however any adjustment not made is carried forward. No adjustment need be made in the conversion rate in any of the foregoing cases if the holders of the Series A Preferred Stock participate in the distribution or transaction on a basis and with notice that the Board of Directors determines to be fair to the holders of the Series A Preferred Stock.

     In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Series A Preferred Stock then outstanding will have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

     No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Series A Preferred Stock through the operation of a sinking fund.

     Other Provisions. The shares of Series A Preferred Stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of the shares of the Series A Preferred Stock have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

Series A Common Stock Purchase Warrants

     Terms. Each Series A Warrant entitles the holder to purchase one share of Common Stock during an exercise period commencing on the date of issuance and terminating three years thereafter, at an exercise price equal to $12.00 per share, subject to certain adjustments. The Series A Warrants may be exercised in whole or in part. There are 53,809 Series A Warrants outstanding.

     Expiration Date.    The Series A Warrants expire in November 2002.

Registration Rights granted in November 30, 1999 Completed Offering.

     We agreed to use our best efforts to cause a registration statement under the Act covering the conversion shares and warrant shares to be filed within six months of the closing of the prior offering (May 30, 2000) and to cause the registration statement to become effective, and to remain current and effective, to permit the public sale of the until the earlier of (i) the date that all of the securities so registered have been sold pursuant to the registration statement, (ii) the date the holders thereof receive an opinion of counsel that the registered securities may be sold under the provisions of Rule 144(k) or
(iii) the third anniversary of the effective date of the registration statement. The subscribers agreed, however, not to sell, pledge, transfer or assign any warrant shares until 12 months from the closing.

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain selected historical financial data of the Company as of and for the dates indicated. The summary history financial data as of May 31, 1999 and for each of the years ended May 31, 1999 and 1998 have been derived form the consolidated financial statements set forth elsewhere in this prospectus that have been audited by BDO Seidman LLP, independent auditors (whose report thereon includes an explanatory paragraph relating to the substantial doubt about the ability of the Company to continue as a going concern). The selected financial data as of August 30, 1999 and for the three months ended August 30, 1999 and 1998 are derived from the Company's unaudited financial statements for such period set forth elsewhere in this Prospectus, which management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for such period. The financial data set forth below is qualified by reference to and should be read in conjunction with the Company's consolidated financial statements, related notes and other financial information contained in the SEC Reports, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results of operations for the three months ended August 30, 1999 are not necessary indicative of the results to be expected for the full fiscal year ending May 31, 2000 or future periods.

Statement of Operations Data:


                                                       Year Ended May 31,               Three Months Ended August 30,
                                                     1999               1998              1999               1998
Gross Revenues (1)/1/                             $46,381,668       $55,529,842         $10,818,265      $13,878,754
                                                  ===========       ===========         ===========      ===========
Net Revenues                                          899,836           878,852             295,853          249,431
Gross profit (loss)                                   134,616           369,409             (30,213)          82,859
Loss from operations                               (5,192,332)       (2,224,291)         (1,437,593)        (909,282)
Interest expense, net                                 516,948           499,840             100,294          210,974
Net loss                                           (5,711,964)       (2,327,145)         (1,540,501)      (1,120,256)
Basic and dilutive net loss per share  (2)              (1.74)            (1.60)              (0.44)           (0.43)

Weighted average number of shares                   3,288,871         1,700,000           3,488,665        2,620,782
outstanding (2)

Balance Sheet Data:

                                                                    August 31, 1999           May 31, 1999

Working capital (deficit)                                                  $(1,887,885)            $ (392,219)
Total assets                                                                 3,621,490              4,447,720
Total liabilities                                                            4,802,405              4,377,226
Stockholders' deficiency                                                   $(1,180,915)            $   70,494


---------------------------
/1/ Gross revenues include the value of coin and currency processed and does not present revenues under generally accepted accounting principals.

                                  THE COMPANY

Introduction

     Cash Technologies, Inc., was incorporated in Delaware in 1995. Unless the context otherwise requires, references herein to the Company refers to Cash Technologies, Inc., and its wholly-owned subsidiaries, National Cash Processors, Inc., a Delaware corporation, incorporated in May, 1994, which became a subsidiary of the Company in January, 1996, CoinBank Automated Systems, Inc., a Delaware corporation, incorporated in November, 1995, and CoinBank Automation Handels GmbH, Salzburg, Austria.

     On July 9, 1998 the Company completed its initial public offering of 1,485,000 shares of Common Stock and received net proceeds of $8,467,880 after deducting commissions and expenses of $1,927,120. The offering price of the shares was $7.00 per share. At the same time the company issued 130,915 shares of its common stock and certain officers and stockholders exchanged 161,830 shares owned by them in exchange for $1,412,106 of indebtedness owed by the Company to them. Prior to July 9, 1998, the Company was not a reporting company under the Securities and Exchange Act of 1934 and did not file reports with the SEC.

     On August 18, 1998, the underwriters in the Company's public offering exercised the over allotment option and purchased an additional 172,750 shares of the Company. Net proceeds to the Company from the over allotment exercise were $1,010,446 after deducting commissions and expense of $198,804.

     Through February 28, 1999 the Company has used approximately $2.7 million for the repayment of notes and loans. Approximately $725,000 has been used for marketing and advertising. Approximately $480,000 has been used to purchase CoinBank and miscellaneous equipment. Approximately $550,000 has been spent on research and development, networks and related equipment. The remainder of the funds have been used for working capital and operational expenses. The Company had approximately $1,070,000 remaining as of May 31, 1999.

Business

     While the Company has, in recent years, expanded its operations into other technologies, it began and continues to do business as a cash and coin processor through its National Cash Processors, Inc. subsidiary. Typically, currency is purchased in bulk at a discount of between 1% and 2% from face value. After counting, sorting and/or wrapping, the Company either promptly resells the processed coin and currency at face value plus a small fee (typically $1.50 to $3.00 per box of 50 rolls of coins and $.50 to $1.50 per $1,000 worth of bills sorted) to a variety of customers, including armored car companies, or deposits it at face value at the Federal Reserve Bank for credit to the Company's account.

     In 1995, the Company began its development of CoinBank self-service coin counting and processing machines, distributed through its CoinBank Automated Systems, Inc. subsidiary. The machines accept and count loose coin, then generate a receipt redeemable for the amount counted less a service fee of typically 7-9%. This receipt can then be exchanged for currency. The machines provide individuals and small businesses with a convenient method for the disposing of their accumulated loose coin without the need for pre-sorting or wrapping. The Company has performed extensive field tests with these machines in Southern California, New England and Europe, and can be readily configured to count coin denominations from most countries in the world. An important feature of the machines, for which the Company filed for patent protection in 1997, is their ability to reject extraneous materials such as foreign objects and slugs, minimizing down time and repairs.

     The Company is marketing the machines to OEM customers (manufacturers of cash handling equipment), companies with existing equipment distribution and service channels and directly to retailers and financial institutions.

     In 1996, the Company began its development of an enhanced version of an automated teller machine which was designated the ATM-X. The ATM-X was designed to provide a range of services not typically offered by ATM machines, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded, the Company discovered a significant market demand for such a product and the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and PCS.

     In December of 1997, the Company filed a patent application describing its transaction processing and networking technologies. The technology, which was later named EMMA (E-commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card (point-of-sale) networks with non-bank networks and the Internet. The explosion of Internet e-commerce has created a demand for EMMA's unique capabilities to provide e-commerce access from ATMs, as well as increased security for financial transactions conducted over the public Internet.

     Focus on the rapid deployment of ATM-X and EMMA has resulted in increases in the size of the Company's technical staff. In recent months, the Company has announced strategic relationships with e-commerce industry leaders for various aspects of the ATM-X / EMMA effort, including: Quest Telecom, Inc., to provide state-of-the-art real time activated prepaid phone card services; Concord EFS for ATM and credit card gateway services; Tidel Engineering, Inc., for manufacturing of ATM-X machines; CheckFree Holdings, Inc., for electronic bill payment processing services; Sensar, Inc. for high accuracy personal identification products.

     The relationship with Quest Telecom provides the Company with what it believes is the most sophisticated real time activated phone cards (i.e. activated at the time the card is sold) in the industry, permitting both plastic cards and receipt-based cards to be issued in any amount and without incurring prepaid inventory costs.

     The Concord relationship gives EMMA access to every major ATM and POS network and card issuer in the world. Concord's ATM network is one of the largest in the U.S. and they are one of the largest transaction processors in the nation.

     CheckFree is the largest electronic payment processor in the nation, with
more than seventy-five percent of the bill payment market.   The Company's
relationship with CheckFree provides EMMA with immediate access to thousands of billers, covering the vast majority of billers in the U.S., and will represent the first implementation of CheckFree's payment processing system on an ATM or kiosk.

     The Company's technical development agreement with Sensar, Inc. is expected to result in the ability to bring new e-commerce technologies into commercial
use.   By coupling Sensar's identification technology (based on the unique patterns of the human iris) with EMMA, millions of consumers could be able to use their ATM cards to make secure purchases on the Internet. Previously, the fear that hackers would decipher PIN numbers had prevented the use of ATM cards on the WorldWide Web. This system, in development, uses a small video camera which photographs the eye from several feet away, making a positive identification of the person with accuracy greater than that of DNA typing.
The system offers significant advantages for online banking and trading operations as well as merchants who will be able to expand their customer base to those without credit cards and consumers who are afraid to send credit card information over the Internet.

     EMMA's capabilities, with interfaces to the Company's various e-commerce partners, will allow it to seamlessly interface financial networks, particularly the four main channels through which trillions of dollars are transacted each year: (1) the ATM network; (2) the credit card (POS) network; (3) the Automated Clearing House (ACH) network; and (4) cash, by utilizing currency acceptors on the ATM-X thus allowing individuals with no ATM card or credit card to access the services offered. The EMMA system is now undergoing certification through the financial networks. Once certification is completed, ATM-X/EMMA pilot installations are expected to begin in 1999.

Recent Events

Recently Completed Private Offering

     In order to raise funds for working capital and development of E-Commerce Message Management Architecture (EMMA), on July 27, 1999, we commenced a private offering pursuant to Section 4(2) of the Securities Act of 1933 and Regulation
D. The offering terminated on November 30, 1999. We did not engage any broker dealer as placement agent and our officers and directors directed the selling efforts. We offered units, each unit comprised of (a) 10 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock and (b) 5 Series A Common Stock Purchase Warrants. Each share of the Series A Preferred Stock is convertible into one share of Common Stock. The Series A Warrants are exercisable at $12.00 per share.

     At November 30, 1999 we had received gross proceeds from this completed offering of approximately $1,120,000. As a result of this offering we has issued
(i) 118,125 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock and (ii) 53,809 Series A Common Stock Purchase Warrants.

     We recorded deemed dividends of $80,569 for both the Series A Preferred Stock and Series A Warrants issued for the period ended August 30, 1999. This amount was based on (1) the difference between the closing market price and the offering price of the Series A Preferred Stock plus (ii) the value of the Series A Warrants associated with the Series A Preferred Stock, value using the Black Scholes model.


Geld Lawsuit/Acquisition.

     We have instituted a lawsuit against Geld Bearbeitungs Systeme GES.M.B.H., an Austrian entity ("Geld") which had been manufacturing certain of our Coinbank machines. As described in our SEC Reports, we have a five year licensing and manufacturing services agreement with Geld. We had previously entered into a letter of intent to acquire Geld and certain disputes have arisen regarding the acquisition and licensing agreements between the parties. We instituted the suit to enforce certain licensing rights under our agreements and to enforce the acquisition letter of intent. Although we believe, based upon advice of our Austrian counsel, that we have a meritorious and strong claim, there can be no assurance that we will be successful in our suit.

                              PLAN OF DISTRIBUTION

General

     GunnAllen Financial, Inc., the Placement Agent, has agreed, subject to the terms and conditions contained in the Placement Agreement between our company and the Placement Agent, to act as placement agent for the sale by our company of up to 60 Units on a "best efforts-any or all" basis. The Units are being offered in minimum subscriptions of $50,000. Partial Units may be offered and sold at the discretion of the Placement Agent.

     The Placement Agent will receive a commission equal to 10% of the aggregate purchase price of the Units sold ($300,000 if the maximum amount of Units is sold). In addition, our company shall pay the Placement Agent an accountable expense reimbursement.

     All proceeds received from subscribers will be forwarded by the Placement Agent to our company which shall deposit the proceeds in a segregated bank account. There is no minimum number of Units required to be accepted before a closing may occur and our company and the Placement Agent may close on subscriptions as they are tendered and accepted and upon receipt of good funds. Prospective investors will not know whether all or a portion of the Units offered hereby are subscribed for. This offering shall commence on the date hereof and terminate upon the earlier of (i) the sale of all of the Units or
(ii) February 1, 2000 (unless extended by our company and Placement Agent for an additional 30 days).

     Subject to certain conditions, our company will indemnify the Placement Agent against certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is contrary to public policy and therefore unenforceable.

     On November 30, 1999 GunnAllen loaned us the principal sum of $500,000 bearing interest at 10% per annum, which we intend to pay from the proceeds of this offering. GunnAllen has a security interest in all our assets similar to the security interest being granted to investors. Once the loan to GunnAllen
has been repaid, their security interest will cease.   Additionally, GunnAllen
holds warrants to purchase Common Stock of the company which it received in connection with its underwriting activities of our initial public offering completed in July 1998. The warrants are exercisable at $$11.55 per share and are exercisable until July 2003.

     Additionally, GunnAllen has entered into a financial consulting agreement with us whereby we have agreed to pay GunnAllen a $2,500 monthly retainer fee to assist us in financial planning, mergers, acquisitions, strategic alliances and obtaining financing. GunnAllen has also received 100,000 warrants exercisable at $11 5/16 per share.

Summary of Subscription Procedures

     Enclosed for prospective investors are certain documents for use in subscribing for the Units. In order to subscribe for the Units, a prospective investor must complete, execute and deliver to GunnAllen Financial, Inc., the following items:

      1.  The Subscription Agreement and Questionnaire completed and executed;
          and

      2. a) A check made payable to "Cash Technologies Special Account" in the amount of $50,000 multiplied by the number of Units subscribed for; or

          b) A wire transfer in accordance with the instructions of GunnAllen Financial, Inc.

Qualifications of Purchasers; Method of Purchase

     An investment in the securities offered hereby involves a high degree of risk and is suitable only for persons of substantial financial means that have no need for liquidity in their investments. Accordingly, this offering is being made only to a limited number of "accredited investors" as defined in Rule 501(a) under the Securities Act.

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

     Each purchaser of the Units must execute the Subscription Agreement, a copy of which has been provided to each prospective purchaser. By executing the Subscription Agreement, each purchaser of the Units will, among other things,
(i) agree not to sell or transfer any of the Units at any time or to any person if such sale or transfer would violate applicable federal or state securities laws; (ii) represent that such person is an accredited investor; (iii) represent that such person can bear the economic risk of the purchase of the Units including the total loss of such person's investment; (iv) represent that such person has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Units, or that such person is being advised by others with such knowledge and experience so that such person and they together are capable of making such evaluation; and (v) represent that such person is purchasing the Units for such person's own account without a view to public distribution or resale.

     Each investor must subscribe for a minimum of $50,000 of Units, except that smaller investments may be accepted at the discretion of the Placement Agent. Our company has the right to accept or reject any subscription in whole or in part. If accepted in part, the rejected portion of the investor's subscription payment will be refunded to the investor without interest. Subject only to certain mandatory provisions of certain state securities laws, a subscription may not be terminated by the investor once accepted by our company.

Restrictions on Transfer of the Units, Notes, Warrants and Warrant Shares

     The Units, the Notes, the Warrants and the Warrant Shares will not be registered under the Securities Act or the securities laws of any state and are being offered and sold in reliance on exemptions from the registration requirements of such laws. There will be restrictions imposed by the applicable federal and state securities laws upon the resale or transfer of the Units, the Notes, the Warrants and the Warrant Shares. The Units, the Notes, the Warrants and the Warrant Shares will be "restricted securities" as defined in Rule 144 promulgated by the Securities and Exchange Commission and must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless they may be sold in a transaction that is exempt from the registration requirements of such laws.

     Our company has agreed to grant to the purchasers of the Units certain "piggyback" registration rights relating to the Warrant Shares. See the form of registration rights agreement attached to this memorandum as Exhibit E.

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

                       INVESTOR SUITABILITY REQUIREMENTS

     The Units offered hereby have not been registered under the Securities Act and they are being offered in reliance upon exemptions provided by Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder. This offering is made, and sale of the Units will be made, only to purchasers qualifying as "accredited investors" under Rule 501(a) of Regulation D.

     The term "accredited investor" refers to any person or entity who comes within any of the following categories, or who our company reasonably believes comes within any of the following categories, at the time of the sale of the Units to such person or entity:

     1. Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Exchange Act; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

     2. Any private business development company as defined in Section 202(a)22 of the Investment Advisers Act of 1940;

     3. Any organization described in Section 501(c)3 of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

     4. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

     5. Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

     6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

     7. Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

     8.  Any entity in which all of the equity owners are accredited investors.


     ACCESS TO INFORMATION

     The Company has agreed to afford each prospective investor, his representative, attorneys, and accountants the opportunity to ask questions of, and receive answers from, the management of the Company concerning the terms of this Private Offering or any other matter whatsoever relating to the Company and its business, and to obtain any additional information (to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense) necessary to verify the accuracy of the information set forth in this Offering Memorandum or in any of the reports or other documents furnished herewith.

     Prospective investors and their representatives are invited to communicate with Bruce Korman, Chairman of the Board and Chief Executive Officer of the Company, at the following address:

                            Cash Technologies, Inc.
                             1434 West 11th Street
                             Los Angeles, CA 90015
                                (213) 745-2000



                            REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of the Company's operations.

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